                                                                    EXHIBIT 99.2

                           CONSOLIDATED FINANCIAL STATEMENTS

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
Premiere Technologies, Inc.:

        We have audited the accompanying consolidated balance sheets of PREMIERE TECHNOLOGIES, INC. (a Georgia corporation) AND SUBSIDIARIES as of December 31, 1995 and 1996 and the related consolidated statements of operations, shareholders' (deficit) equity and cash flows for the years ended December 31, 1994, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Premiere Technologies, Inc. and subsidiaries as of December 31, 1995 and 1996 and the results of their operations and their cash flows for the years ended December 31, 1994, 1995 and 1996 in conformity with generally accepted accounting principles.

                                       ARTHUR ANDERSEN LLP






Atlanta, Georgia
September 25, 1997

                 PREMIERE TECHNOLOGIES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                       AS OF DECEMBER 31, 1995 AND 1996
                       (in thousands, except share data)

ASSETS                                                                                                        1995          1996
                                                                                                            --------      --------
CURRENT ASSETS:
   Cash and cash equivalents...........................................................................     $  5,779      $ 12,429
   Investments.........................................................................................        3,516        67,334
   Accounts receivable (less allowance for doubtful accounts of $513 and $1,140, respectively).........        5,758         6,605
   Prepaid expenses and other..........................................................................        4,546         8,614
   Deferred tax asset..................................................................................        3,002         4,150
                                                                                                            --------      --------
         Total current assets..........................................................................       22,601        99,132
                                                                                                            --------      --------
PROPERTY AND EQUIPMENT.................................................................................       48,407        67,747
   Less:  accumulated depreciation.....................................................................      (18,448)      (26,836)
                                                                                                            --------      --------
         Net property and equipment....................................................................       29,959        40,911
                                                                                                            --------      --------
OTHER ASSETS:
   Deferred tax asset..................................................................................        2,086         7,817
   Strategic alliance contract intangible, net (Note 2)................................................            0        29,814
   Other...............................................................................................        8,080         6,885
                                                                                                            --------      --------
                                                                                                            $ 62,726      $184,559
                                                                                                            ========      ========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
   Accounts payable....................................................................................     $  7,782      $ 11,443
   Accrued sales taxes.................................................................................        2,981         3,194
   Other accrued expenses..............................................................................       10,594        15,621
   Unearned revenue....................................................................................          353           452
   Current maturities of long-term debt................................................................        7,474        11,137
   Current portion of capital lease obligations........................................................        3,131         3,735
                                                                                                            --------      --------
         Total current liabilities.....................................................................       32,315        45,582
                                                                                                            --------      --------
LONG-TERM LIABILITIES:
   Long-term debt......................................................................................       23,359        17,994
   Obligations under capital leases....................................................................       10,569         7,385
   Deferred tax liability..............................................................................        1,472         2,471
   Other accrued liabilities...........................................................................        1,421         1,764
                                                                                                            --------      --------
         Total long-term liabilities...................................................................       36,821        29,614
                                                                                                            --------      --------
COMMITMENTS AND CONTINGENCIES (Note 11)
SHAREHOLDERS' EQUITY:
   Series A convertible, redeemable 8% cumulative preferred stock, $0.01 par value; 5,000,000 shares authorized, 128,983 and 0 shares issued and outstanding, respectively, converted to common
         stock.........................................................................................        3,907             0
   Common stock, $0.01 par value; 150,000,000 shares authorized, 13,020,618 and 31,064,579
         shares issued and outstanding, respectively...................................................          194           312
   Additional paid-in-capital..........................................................................       15,151       133,073
   Subscriptions receivable............................................................................       (2,437)            0
   Stock warrants outstanding..........................................................................          244             0
   Accumulated deficit.................................................................................      (23,469)      (24,022)
                                                                                                            --------      --------
         Total shareholders' equity....................................................................       (6,410)      109,363
                                                                                                            --------      --------
                                                                                                            $ 62,726      $184,559
                                                                                                            ========      ========

                 The accompanying notes are an integral part
                     of these consolidated balance sheets.

                 PREMIERE TECHNOLOGIES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                                (in thousands)

                                                             1994                1995                1996
                                                        -------------       -------------       -------------
REVENUES:
    Subscriber services.............................      $   58,387         $    83,775         $   126,631
    License fees....................................           1,935               5,935              13,778
    Other revenues..................................           1,468               1,306               1,745
                                                        -------------       -------------       -------------
       Total revenues...............................          61,790              91,016             142,154
COST OF SERVICES....................................          13,989              20,794              33,193
                                                        -------------       -------------       -------------
GROSS MARGIN........................................          47,801              70,222             108,961
                                                        -------------       -------------       -------------

OPERATING EXPENSES:
    Selling, general and administrative.............          47,336              51,671              79,240
    Depreciation and amortization...................           5,424               7,852              11,585
    Charge for purchased research and development...               0                   0              11,030
    Accrued litigation and settlement costs.........               0               2,500               1,250
                                                        -------------       -------------       -------------
       Total operating expenses.....................          52,760              62,023             103,105
OPERATING INCOME (LOSS).............................          (4,959)              8,199               5,856
                                                        -------------       -------------       -------------
OTHER INCOME (EXPENSE):
    Interest income.................................             272                 489               2,808
    Interest expense................................          (2,960)             (4,033)             (3,943)
    Other, net......................................             245                 313                (286)
                                                        -------------       -------------       -------------
       Total other income (expense).................          (2,443)             (3,231)             (1,421)
                                                        -------------       -------------       -------------
NET INCOME (LOSS) BEFORE INCOME
    TAXES AND EXTRAORDINARY LOSS....................          (7,402)              4,968               4,435
PROVISION FOR (BENEFIT FROM) INCOME
    TAXES...........................................            (556)                  44              1,360
                                                        -------------       -------------       -------------
NET INCOME (LOSS) BEFORE EXTRAORDINARY
    LOSS............................................          (6,846)              4,924               3,075
EXTRAORDINARY LOSS ON EARLY
    EXTINGUISHMENT OF DEBT,
    NET OF TAX EFFECT OF $37........................               0                   0                  59
                                                        -------------       -------------       -------------
NET INCOME (LOSS)...................................          (6,846)              4,924               3,016
PREFERRED STOCK DIVIDENDS...........................             320                 308                  29
                                                        -------------       -------------       -------------
NET INCOME (LOSS) ATTRIBUTABLE TO
    COMMON SHAREHOLDERS.............................      $   (7,166)        $     4,616         $     2,987
                                                        =============       =============       =============
PRO FORMA INCOME (LOSS) ATTRIBUTABLE
    TO COMMON SHAREHOLDERS FOR:
    Primary earnings per share......................      $   (7,001)        $     5,105         $     2,987
                                                        =============       =============       =============
    Fully diluted earnings per share................              -                5,582                  -
                                                        =============       =============       =============
PRO FORMA INCOME (LOSS) PER COMMON
    AND COMMON EQUIVALENT SHARES:
    Primary.........................................           (0.54)               0.21                0.10
                                                        =============       =============       =============
    Fully Diluted...................................              -                 0.20                  -
                                                        =============       =============       =============
SHARES USED IN COMPUTING EARNINGS PER
    COMMON AND COMMON EQUIVALENT
    SHARES (in thousands):  Primary.................          13,012              24,658              28,801
                                                        =============       =============       =============
                            Fully Diluted...........              -               27,644                  -
                                                        =============       =============       =============

 The accompanying notes are an integral part of these consolidated financial statements.

                                     -4-

                 PREMIERE TECHNOLOGIES, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' (DEFICIT) EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                                (in thousands)

                                     SERIES A
                                    (FORMERLY
                                      SERIES                                               STOCK
                                      1994)                 ADDITIONAL    SUBSCRIP-      WARRANTS       ACCUMU-
                                    PREFERRED     COMMON     PAID-IN        TIONS          OUT-          LATED
                                      STOCK       STOCK      CAPITAL      RECEIVABLE     STANDING       DEFICIT
                                   -----------   --------  ------------  -----------    -----------   -----------
BALANCE, December 31, 1993........         849         96        10,602         (120)           159       (17,293)
Issuance of stock warrants........           0          0             0            0             85             0
Issuance of Series A (formerly
  Series 1994) preferred stock,
  net of related offering
  expenses of $93,500.............       3,907          0             0            0              0             0
Conversion of Series A preferred
  stock...........................        (849)        16           833            0              0             0
Conversion of subordinated
  convertible debentures..........           0         18           747            0              0             0
Subscriptions receivable
  payments received...............           0          0             0           45              0             0
Other equity transactions.........           0          0        (2,119)           0              0          (340)
Shareholder distributions,
  primarily S-corporation
  distributions (Note 8)..........           0          0             0            0              0        (2,111)
Net loss..........................           0          0             0            0              0        (6,846)
                                   -----------   --------  ------------  -----------    -----------  ------------
BALANCE, December 31, 1994........       3,907        130        10,063          (75)           244       (26,590)
Subscriptions receivable
  on loans to shareholders........           0         56         2,306       (2,362)             0             0
Exercise of stock options.........           0          8           350            0              0             0
Income tax benefit from
  exercise of stock options.......           0          0         2,622            0              0             0
Other equity transactions.........           0          0          (190)           0              0          (323)
Shareholder distributions,
  primarily S-corporation
  distributions (Note 8)..........           0          0             0            0              0        (1,480)
Net income........................           0          0             0            0              0         4,924
                                   -----------   --------  ------------  -----------    -----------  ------------
BALANCE, December 31, 1995........       3,907        194        15,151       (2,437)           244       (23,469)
Conversion of Series A
  Preferred Stock to common
  stock...........................      (3,907)        31         3,876            0              0             0
Conversion of stock warrants
  to common stock.................           0          6           238            0           (244)            0
Subscriptions receivable on
  loans to shareholders...........           0          0             0        2,437              0             0
Issuance of common stock:
  Initial public offering.........           0         46        74,571            0              0             0
  TeleT Communications LLC........           0          5         7,495            0              0             0
  Strategic alliance contract
  intangible......................           0         21        25,174            0              0             0
Income tax benefit from
  exercise of stock options.......           0          0         6,886            0              0             0
Exercise of stock options.........           0          9           308            0              0             0
Other equity transactions.........           0          0          (626)           0              0           (19)
Shareholder distributions,
  primarily S-corporation
  distributions (Note 8)..........           0          0             0            0              0        (3,550)
Net income........................           0          0             0            0              0         3,016
                                   -----------   --------  ------------  -----------    -----------  ------------
BALANCE, December 31, 1996........ $         0   $    312  $    133,073  $         0              0   $   (24,022)
                                   ===========   ========  ============  ===========    ===========   ===========

                                                       TOTAL
                                                   SHAREHOLDERS'
                                                     (DEFICIT)
                                                      EQUITY
                                                   ------------
BALANCE, December 31, 1993........                 $     (5,707)
Issuance of stock warrants........                           85
Issuance of Series A (formerly
  Series 1994) preferred stock,
  net of related offering
  expenses of $93,500.............                        3,907
Conversion of Series A preferred
  stock...........................                            0
Conversion of subordinated
  convertible debentures..........                          765
Subscriptions receivable
  payments received...............                           45
Other equity transactions.........                       (2,459)
Shareholder distributions,
  primarily S-corporation
  distributions (Note 8)..........                       (2,111)
Net loss..........................                       (6,846)
                                                   ------------
BALANCE, December 31, 1994........                      (12,321)
Subscriptions receivable
  on loans to shareholders........                            0
Exercise of stock options.........                          358
Income tax benefit from
  exercise of stock options.......                        2,622
Other equity transactions.........                         (513)
Shareholder distributions,
  primarily S-corporation
  distributions (Note 8)..........                       (1,480)
Net income........................                        4,924
                                                   ------------
BALANCE, December 31, 1995........                       (6,410)
Conversion of Series A
  Preferred Stock to common
  stock...........................                            0
Conversion of stock warrants
  to common stock.................                            0
Subscriptions receivable on
  loans to shareholders...........                        2,437
Issuance of common stock:
  Initial public offering.........                       74,617
  TeleT Communications LLC........                        7,500
  Strategic alliance contract
  intangible......................                       25,195
Income tax benefit from
  exercise of stock options.......                        6,886
Exercise of stock options.........                          317
Other equity transactions.........                         (645)
Shareholder distributions,
  primarily S-corporation
  distributions (Note 8)..........                       (3,550)
Net income........................                        3,016
                                                   ------------
BALANCE, December 31, 1996........                 $    109,363
                                                   ============

The accompanying notes are an integral part of these consolidated financial statements.

                 PREMIERE TECHNOLOGIES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                                (in thousands)

                                                                                 1994          1995            1996
                                                                               --------     ----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss).......................................................    $ (6,846)    $    4,924     $     3,016
                                                                               --------     ----------     -----------
   Adjustments to reconcile net income to net cash
       provided by operating activities:
          Depreciation and amortization....................................       5,424          7,852          11,585
          Amortization of note discount....................................          11             47               9
          Nonrecurring charges.............................................           0              0          11,030
          (Loss) gain on sale of assets....................................           0              6              18
          Provision for (benefit from) income taxes........................        (556)            44           1,360
          Loss on early extinguishment of debt.............................           0              0              97
          Changes in assets and liabilities:
              Accounts receivable, net.....................................      (1,205)        (3,328)           (848)
              Prepaid expenses and other...................................         919         (4,359)         (2,570)
              Accounts payable.............................................       2,826          1,707           3,561
              Accrued expenses.............................................       3,127          3,703           4,242
                                                                               --------     ----------     -----------
                  Total adjustments........................................      10,546          5,672          28,484
                                                                               --------     ----------     -----------
                  Net cash provided by operating activities................       3,700         10,596          31,500
                                                                               --------     ----------     -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of investments, net............................................      (3,461)           (15)        (63,818)
   Purchase of property and equipment, net.................................     (13,252)       (12,183)        (21,905)
   Acquisition of TeleT Communications LLC.................................           0              0          (2,870)
   Strategic alliance contract intangible..................................         (24)             0          (4,777)
   Increase in accrued construction costs..................................           0            884             562
   Due from related parties, net...........................................           0           (232)             60
   Software development costs..............................................           0              0               0
                                                                               --------     ----------     -----------
                  Net cash used in investing activities....................     (16,737)       (11,546)        (92,748)
                                                                               --------     ----------     -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of preferred stock, net..........................       3,907              0               0
   Proceeds from issuance of common stock, net.............................           0              0          74,617
   Proceeds from payments of subscriptions receivable......................          45              0           2,437
   Proceeds from exercises of stock options................................           0            358             317
   Shareholder distributions, primarily S-corporation distributions........      (2,111)        (1,480)         (3,550)
   Other equity transactions...............................................      (2,120)          (190)         (1,303)
   Principal payments under borrowing arrangements.........................      (5,306)        (7,746)         (5,170)
   Proceeds from issuance of debt..........................................      17,725         12,274           2,550
   Early extinguishment of debt............................................           0              0          (2,000)
                                                                               --------     ----------     -----------
                  Net cash provided by financing activities................      12,140          3,216          67,898
                                                                               --------     ----------     -----------

NET (DECREASE) INCREASE IN CASH AND CASH
       EQUIVALENTS.........................................................        (897)         2,266           6,650
CASH AND CASH EQUIVALENTS, beginning of period.............................       4,410          3,513           5,779
                                                                               --------     ----------     -----------
CASH AND CASH EQUIVALENTS, end of period...................................    $  3,513     $    5,779     $    12,429
                                                                               ========     ==========     ===========
SUPPLEMENTAL CASH FLOW DISCLOSURES:
   Cash paid for interest..................................................    $  2,708     $    3,967     $     3,933
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
   AND FINANCING ACTIVITIES:
   Stock issued for subscriptions receivable...............................    $      0     $    2,362     $         0
   Equity issued for TeleT Communications LLC..............................    $      0     $        0     $     7,500
   Equity issued for strategic alliance contract intangible................    $      0     $        0     $    25,195
NONCASH TRANSACTIONS:
   Assets acquired with TeleT Communications LLC acquisition...............    $      0     $        0     $       627
   Liabilities assumed with TeleT Communications LLC acquisition...........    $      0     $        0     $       100

             The accompanying notes are an integral part of these
                      consolidated financial statements.

                 PREMIERE TECHNOLOGIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                       DECEMBER 31, 1994, 1995 AND 1996

1.   ORGANIZATION AND NATURE OF BUSINESS

     Premiere Technologies, Inc. (the "Company" or "Premiere") was incorporated in Florida in July 1991. On December 18, 1995, Premiere merged into a wholly owned Georgia subsidiary in order to effect a reincorporation from Florida to Georgia (the "Reincorporation Merger"). The Company's principal business operations are carried out primarily through its wholly owned subsidiaries, Premiere Communications, Inc. ("PCI" or "Premiere Communications"), which was organized in October 1991 and began operations in January 1992, and Voice-Tel Enterprises, Inc. ("VTE"). Through Premiere Communications, the Company provides a comprehensive, integrated suite of information and telecommunications services to a wide range of users. The Company delivers its services through its computer telephony platform, which provides users with a single, user-friendly point of access to the Company's services. The platform is accessible from virtually any telephone in the world and is also designed to communicate with PCs, facsimile machines and pagers. The Company's proprietary software, together with the modular and scalable architecture and open-systems design of the platform, enables the Company to customize its services at the individual subscriber level and to easily expand system capacity.

     On June 12, 1997, the Company announced the completion of the previously announced acquisition of Voice-Tel Enterprises, Inc. ("VTE"), its affiliate Voice-Tel Network Limited Partnership ("VTNLP"), VTN, Inc. ("VTN"),the general partner of VTNLP, and substantially all of the approximately 100 independently owned and operated Voice-Tel franchise businesses (the "Franchisees"). The acquisitions of VTE, VTNLP, VTN, and the Franchisees are sometimes referred to collectively as the "Voice-Tel Acquisitions." See Note 3 - Acquisitions.

     The Voice-Tel Acquisitions provide interactive digital voice and data messaging products on a service bureau basis through approximately 200 service centers in the United States, Puerto Rico, Canada, Australia and New Zealand, reaching approximately 90% of the United States and 100% of the Canadian, Australian and New Zealand populations with local access. VTNLP, an affiliate of VTE acquired by the Company, owns and leases various components of and operates a digital frame relay network that connects and provides message transmission capabilities to and from the local voice messaging centers.

     The Company acquired substantially all of the assets and business operations of TeleT Communications LLC ("TeleT") on September 18, 1996 through its wholly owned subsidiary, PTEK Acquisition Corporation (the "Sub"), which was formed in 1996. The Sub was subsequently merged into Premiere Communications on December 31, 1996. Additionally, on November 13, 1996, the Company acquired all of the outstanding shares of EBIS Communications, Inc. that it did not already own. See Note 3 - Acquisitions.

     The Company issued 4,570,000 shares of its $0.01 par value common stock in an initial public offering in March 1996. Proceeds to the Company, net of the underwriting discount and expenses of the offering, were $74.6 million.


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PRESENTATION

     The consolidated financial statements of the Company have been prepared to give retroactive effect to the acquisitions of VTE, VTN and the Franchisees which qualified for pooling-of-interests treatment under GAAP. The accompanying consolidated statements of Premiere Technologies, Inc. and subsidiaries do not extend through the dates of consumation. However, as required under SEC rules and interpretations and allowed under GAAP, the financial statements have been retroactively restated.

     Certain prior years' data presented in the consolidated financial statements have been reclassified to conform with the current year presentation. The Company declared a 24-to-1 stock split through the declaration of a stock dividend for each share of common stock outstanding on December 18, 1995. All references to the number of common shares and per share amounts have been restated to reflect the effect of the split.

     In connection with the Reincorporation Merger, the designation of the Series 1994 preferred stock was changed to Series A preferred stock.

                 PREMIERE TECHNOLOGIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

PRINCIPLES OF CONSOLIDATION

     The financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

     For financial reporting purposes, cash and cash equivalents include cash on hand and highly liquid money market investments. See Note 11 of Notes to Consolidated Financial Statements for property purchased under capital leases.

INVESTMENTS

     The Company follows the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 mandates that a determination be made of the appropriate classification for debt and equity securities at the time of purchase and a reevaluation of such designation as of each balance sheet date. At December 31, 1995 and 1996, investments consisted of commercial paper, United States Treasury bills with maturities within 90 days, municipal bonds, coupon municipals, auction rate preferred investments with various maturities and other equity instruments. Management considers all debt instruments as "held to maturity" and all equity instruments as "available for sale." Debt instruments are carried at cost, and equity instruments are carried at the lower of cost or market. As cost approximates market, there were no unrealized gains or losses at December 31, 1995 or 1996.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost, and depreciation is provided for using the straight-line method over the estimated useful lives of the assets, commencing when the assets are placed in service. The estimated useful lives are ten years for furniture and fixtures, seven years for office equipment and five years for computer equipment. The cost of installed equipment includes expenditures for installation. Assets recorded under capital leases and leasehold improvements are depreciated over the shorter of their useful lives or the term of the related lease. Accrued construction costs consist of payables and accruals related to property, equipment and leasehold improvements under construction.

DEFERRED CHARGES

     The Company has capitalized costs related to the development of proprietary software which is licensed to other long-distance carriers and which is used internally for processing communications card calls. All costs in the software development process that are classified as research and development are expensed as incurred until technological feasibility has been established. Once technological feasibility has been established, such costs are considered for capitalization. The Company's policy is to amortize capitalized software costs by the greater of (a) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining estimated life of the product, including the period being reported on. It is reasonably possible that those estimates of anticipated future gross revenues, the remaining economic life of the product or both will be reduced significantly in the near term due to competitive pressures. Additionally, as part of the TeleT acquisition, the Company recorded software development costs for technologically feasible in-process research and development. The valuation of this acquired developed software was $500,000 as of the date of the acquisition, based on an independent appraisal. The total accumulated amortization for all capitalized software development was $109,652 and $180,536 at December 31, 1995 and 1996, respectively.

                 PREMIERE TECHNOLOGIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

LONG-LIVED ASSETS

     In 1995, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. The effect of adopting SFAS No. 121 was not material.

     The Company periodically reviews the values assigned to long-lived assets, such as property and equipment, software costs and intangibles, to determine whether any impairments are other than temporary. Management believes that the long-lived assets in the accompanying balance sheets are appropriately valued.

     In November 1996 the Company entered into a strategic alliance agreement with WorldCom, the fourth largest long-distance carrier in the United States, in which WorldCom is required, among other things, to provide the Company with the right of first opportunity to provide enhanced computer telephony services for a period of at least 25 years. In connection with this agreement, the Company issued to WorldCom 2,050,000 shares of common stock valued at approximately $25.2 million (based on an independent appraisal) and paid WorldCom $4.7 million in cash. As required by SFAS No. 121, this intangible has been reviewed for possible impairment based on events or changes in circumstances that indicate the carrying value may not be recoverable. Based on such review, management believes that this intangible asset is appropriately valued. This intangible will be reviewed periodically, and there can be no assurance that future reviews will not require a write-down of this asset.

STOCK-BASED COMPENSATION PLANS

     The Company accounts for its stock-based compensation plans under Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees." Effective in 1995, the Company adopted the disclosure option of SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 requires that companies which do not choose to account for stock-based compensation as prescribed by the statement shall disclose the pro forma effects on earnings and earnings per share as if SFAS No. 123 had been adopted. Additionally, certain other disclosures are required with respect to stock compensation and the assumptions used to determine the pro forma effects of SFAS No. 123. See
Note 9 -Stock Options, Warrants and Benefit Plans.

REVENUE RECOGNITION

     The Company recognizes revenues when services are provided. Subscriber services revenues consist of services related to the Company's communications cards, including Premiere WorldLink, AFCOM and co-branded cards and voice messaging services. Subscriber services revenues from communications cards are based primarily on per minute charges. Subscriber services revenues from voice messaging services include service initiation fees, monthly voice mailbox fees and usage fees. License fees represent charges to companies which have license relationships with the Company for the use of the Company's computer telephony platform. License fees are contracted on a long-term basis with each licensee and are generally based on a per minute charge and, in certain circumstances, a per service charge.

INCOME TAXES

     The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes." In accordance with this statement, deferred income taxes are recorded using enacted tax laws and rates for the years in which the taxes are expected to be paid. Deferred income taxes are provided for items when there is a temporary difference in recording such items for financial reporting and income tax reporting. See Note 12 - Income Taxes.

     Many of the Franchisees included herein that were acquired in conjunction with the pooling-of-interests transactions discussed in Notes 1 and 3 were either S Corporations or partnerships. In accordance with SFAS No. 109 and APB No. 16, no tax provision relating to these entities has been included in the accompanying financial statements as these Franchisees would not have recorded a provision had they been stand-alone entities.

                 PREMIERE TECHNOLOGIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

PRO FORMA NET INCOME (LOSS) PER SHARE

     Primary net income (loss) per share is computed under the modified treasury stock method using the weighted average number of shares of common stock and dilutive common stock equivalent shares ("CSEs") from stock options outstanding during the period at the weighted average market value of stock prices during the period. For periods prior to the Company's initial public offering, earnings per share were calculated pursuant to Securities and Exchange Commission Staff Accounting Bulletins. Under the modified treasury stock method, proceeds from the exercise of CSEs consist of the exercise price of the CSEs, as well as the related income tax benefit to the Company. CSE proceeds are assumed to be applied first to repurchase up to 20% of the Company's common stock and then to repay outstanding long-term indebtedness. Any remaining CSE proceeds are assumed to be invested in United States government securities.

     In determining the Company's primary net income (loss) per share under the modified treasury stock method, net income (loss) per share applicable to common shareholders has been adjusted on a pro forma basis to reflect the decrease in interest expense related to a capitalized lease obligation and to notes payable outstanding during the period. To the extent that excess proceeds from the assumed exercise of outstanding options and tax benefits from the assumed exercise were in excess of the capitalized lease obligation and the notes payable, an increase in interest income related to the investment of such excess proceeds in United States government securities is reflected in adjusted net income per share applicable to common shareholders. The pro forma net interest adjustment to primary net income (loss) per share under the modified treasury stock method was approximately $490,000 for the year ended December 31, 1995. For the year ended December 31, 1994, earnings per share were not calculated under the modified treasury stock method as the results were antidilutive. Accordingly, basic earnings per share was used for the year ended December 31, 1994.

     Fully diluted net income per common and common equivalent shares is computed by including convertible instruments which are not CSEs in the weighted average per share calculation (using the modified treasury stock method) at period-end market value of stock prices. To the extent that the convertible securities are antidilutive, they are not included in the fully diluted net income (loss) per common and common equivalent shares. To the extent that period-end market value of stock prices is less than the average market value for the period, then the average market value is used for fully diluted net income (loss) per common and common equivalent shares. For all periods presented except the year ended December 31, 1996, the fully diluted calculation is antidilutive. Accordingly, fully diluted earnings per share data is only presented for the year ended December 31, 1995.

NEW ACCOUNTING PRONOUNCEMENTS

     In March 1997, the Financial Accounting Standards Board ("FASB") released SFAS No. 128 ("SFAS 128"), Earnings Per Share, which is effective for fiscal years ending after December 15, 1997. Early adoption is not permitted. SFAS 128 may significantly change reported earnings per share for companies with complex capital structures, such as the Company, as compared to the modified treasury stock method. The pro forma effect of giving treatment to SFAS 128 is as follows:

                                   December 31, 1994          December 31, 1995         December 31, 1996
                                ----------------------------------------------------------------------------
                                Historical   Pro forma    Historical    Pro forma    Historical    Pro forma
                                ----------------------------------------------------------------------------
Basic or primary as applicable   $(0.54)      $(0.55)       $0.21        $0.35         $0.10         $0.11
Fully dilutive (1)               $   --       $   --        $0.20        $0.25         $  --         $0.10

-----------
(1) Fully dilutive earnings per share is not presented where antidilutive.

     In addition, during 1997 the FASB has issued SFAS No. 130, "Report for Comprehensive Income," and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." The Company does not believe that these statements will have a material effect on the financial statements.


REGULATION

     The Company is subject to regulation by the FCC and by various state public service and public utility commissions. As an international presence is established, the Company will be subject to regulation by various other regulatory agencies.

SOURCE OF SUPPLIES

     The Company does not own a transmission network and, accordingly, relies on both facilities-based and nonfacilities-based long-distance carriers and other companies to provide transmission of its subscribers' long-distance calls. Although management feels that alternative telecommunications facilities could be found in a timely manner, disruption of these services for more than a brief period would have an adverse effect on operating results. During 1995 and 1996, certain carriers utilized by the Company experienced regional network outages. The effect of these outages on the Company was not material.

                 PREMIERE TECHNOLOGIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

DEPENDENCE ON CONTRACTUAL RELATIONSHIPS

     The Company has licensing relationships with companies that have chosen to outsource part or all of their communications card services to Premiere.
License fees accounted for approximately 6.5% and 9.7% of Premiere's 1995 and 1996 revenues, respectively. One licensee, Communications Network Corporation ("CNC"), accounted for approximately 25.3% of Premiere's year ended 1995 license fees and approximately 1.6% of the Company's total 1995 revenues. CNC accounted for approximately 19.6% of Premiere's 1996 license fees and approximately 1.9% of the Company's total 1996 revenues. On August 6, 1996, CNC was placed into bankruptcy under Chapter 11 of the Bankruptcy Code. CNC owed the Company approximately $627,000 as of December 31, 1996. However, CNC's transmission provider, WorldCom Network Services, d/b/a WilTel ("WilTel"), is also obligated to pay this amount to the Company. In addition, WorldCom accounted for approximately 43.5% of the Company's 1996 license fees and approximately 4.2% of the Company's total 1996 revenues.

     The Company intends to increase its number of licensees and its licensee transaction volume in the future. The Company's success depends in part upon the ultimate success or failure of its licensees. The telecommunications industry is intensely competitive and rapidly consolidating. The majority of companies that have chosen to outsource communications card services to Premiere are small or medium-sized telecommunications companies that may be unable to withstand the intense competition in the telecommunications industry. During the past 12 months, one licensee, in addition to CNC, ceased doing business with the Company primarily due to financial difficulties. Licensees that ceased doing business with the Company due to financial difficulties contributed in the aggregate approximately $2.9 million of Premiere's 1996 revenues. Although the Company was able to add new licensees in 1996, there can be no assurance that the failure of one or more of the Company's licensees to develop and sustain a market for the Company's services, or termination of one or more of the Company's licensing relationships, will not have a material adverse effect on the Company's business, operating results or financial condition.

     Historically, the businesses acquired in the Voice-Tel Acquisitions have relied on sales through Amway for a substantial portion of their revenue. Such sales accounted for approximately 44.5% and 32.9% of the Company's revenue for 1995 and 1996, respectively. Although Amway has indicated a desire to continue to use the Company for its voice messaging services following the Voice-Tel Acquisitions, there is no assurance that the relationship will continue at historical levels or at all, nor is there any assurance of long term price protection for services provided to Amway. Loss or natural diminution in the Amway relationship, or a decrease in average sales price without an offsetting increase in volume, could have a material adverse effect on the results of operation and financial condition of the Company.

DEPENDENCE ON SWITCHING FACILITIES, COMPUTER TELEPHONY PLATFORMS AND FRAME RELAY NETWORK; DAMAGE, FAILURE AND DOWNTIME

     The Company currently maintains switching facilities and computer telephony platforms in Atlanta, Georgia, and Dallas, Texas, and a point-of-presence ("POP") site in London, England and a frame relay network in Cleveland, Ohio. The Company's network service operations are dependent upon its ability to protect the equipment and data at its switching facilities against damage that may be caused by fire, power loss, technical failures, unauthorized intrusion, natural disasters, sabotage and other similar events. The Company has taken precautions to protect itself and its subscribers from events that could interrupt delivery of the Company's services. These precautions include physical security systems, uninterruptible power supplies, on-site power generators sufficient to continue operation of the Company's network in the event of a power outage for four days, upgraded backup hardware and chemical fire protection systems. The Company's network is further designed such that the data on each network server is duplicated on a separate network server. Notwithstanding such precautions, there can be no assurance that a fire, act of sabotage, technical failure, natural disaster or a similar event would not cause the failure of a network server and its backup server, other portions of the Company's network, or the facilities as a whole, thereby resulting in an outage of the Company's services and having a material adverse effect on the Company.

FACTORS IMPACTING FUTURE SUCCESS

     The future success of the Company is dependent upon a number of factors, including the effect of rapid technological changes affecting the markets for Premiere's products and services and management's ability to effectively respond to those changes, including the development, implementation, marketing and support of new or improved products and services to respond to the changing environment; the success of Premiere's marketing arrangements, including its strategic and licensing relationships with various parties including WorldCom; the effects of intense competition in information and telecommunications services markets, including, among other things, the consequent effects on the prices that Premiere may charge for its products and services; the outcome of

                 PREMIERE TECHNOLOGIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

pending litigation; the risks of potential claims of trademark, patent or copyright infringement from competitors and other parties, including the expense of defending claims that Premiere may consider unmeritorious; management's ability to integrate the operations of TeleT, which was acquired in September 1996, or the operations of any other entity that Premiere may acquire in the future without, among other things, incurring unexpected obligations or experiencing unexpected management distractions; the effects in connection with any potential acquisition of the write-off of acquisition expenses, the write-off of software development costs and the amortization of expenses related to goodwill and other intangible assets; Premiere's ability to expand successfully internationally; the effect of regulatory changes in the telecommunications industry; and the risk of dependence on key managerial personnel. In addition, the market price of Premiere's stock may from time to time be significantly volatile as a result of, among other things: Premiere's operating results; the operating results of other information and telecommunications companies; future issuances by Premiere of securities, including options to purchase its stock; and changes in the performance of the stock market in general.


3.   ACQUISITIONS

VOICE-TEL ACQUISITIONS

     On June 12, 1997, the Company announced the acquisitions of VTE, VTNLP, VTN, and the Franchisees. The Company issued approximately 7.4 million shares of its common stock, paid approximately $16.2 million in cash and assumed approximately $21.3 million in indebtedness, net of cash acquired.

     Most of the transactions were structured as tax-free mergers or shares exchanges and were accounted for under the pooling-of-interests method of accounting. Accordingly, the financial results of the Company have been restated for all periods presented to include the results of operations of the Voice-Tel Acquisitions that qualified for pooling-of-interests treatment. See Note 13 Subsequent Events for discussion of the Voice-Tel Acquisitions.

     The Company purchased 15 of the Franchisees and the limited partner interest in VTNLP for an aggregate of $13.9 million in cash and approximately 94,000 shares of its common stock. The excess of the purchase price over the fair value of the net assets acquired will be recorded as an intangible asset as of the acquisition dates.

     The reconciliation below details the effects of the pooling-of-interests described above on the previously reported revenues, net income and earnings per share of the Company.

(In thousands, except per share data)        1994       1995       1996
-------------------------------------        ----       ----       ----
Revenue:
  Premiere, as previously reported         $ 9,995     $22,326   $ 52,079
  Voice-Tel Acquisitions                    58,211      77,570    100,728
  Effects of intercompany transactions      (6,416)     (8,880)   (10,653)
                                           -------     -------   --------
    Premiere, as restated                  $61,790     $91,016   $142,154
                                           -------     -------   --------

Net Income:
  Premiere, as previously reported         $  (180)    $ 1,918   $   (956)
  Voice-Tel Acquisitions                    (6,975)      2,515      3,307
  Effects of intercompany transactions         309         491        665
                                           -------     -------   --------
    Premiere, as restated                  $(6,846)    $ 4,924   $  3,016
                                           -------     -------   --------
Earnings Per Share:
  Premiere, as previously reported         $  0.01     $  0.10   $  (0.05)
                                           -------     -------   --------
    Premiere, as restated                  $ (0.54)    $  0.21   $   0.10
                                           -------     -------   --------

     Intercompany transactions primarily represent royalty payments and related credits between VTE, VTN, VTNLP and the Franchisees prior to the combination of the Voice-Tel Acquisitions with the Company.


TELET ACQUISITION

     On September 18, 1996, the Company, through the Sub, acquired substantially all of the assets and business operations of TeleT for (i) 498,187 shares of the Company's $0.01 par value common stock (the "Shares"), for which $4,982 was recorded to common stock and $7,495,018 was recorded to additional paid-in capital, (ii) $2,870,000 in cash and (iii) the assumption of approximately $100,000 in liabilities (the "Acquisition"). TeleT is an Internet-based technology development company focused on applications that create an interchange between telephone and computer resources. The Acquisition was made pursuant to an Asset Purchase Agreement dated as of September 18, 1996 by and among the Company, the Sub, TeleT and the Members of TeleT. The Company financed the cash portion of the purchase price from working capital.

     An aggregate of 75,000 of the Shares were placed in escrow pursuant to an Escrow Agreement among the Company and the Members of TeleT to secure certain indemnification obligations of those Members. All Shares issued are subject to lock-up agreements prohibiting the sale of such Shares for a weighted average period of one year following the closing of the Acquisition. Pursuant to the Acquisition, the Company granted registration rights to the holder of 320,833 of the Shares. The registration rights are subordinate to the lock-up restrictions applicable to such Shares. Also pursuant to the Acquisition, Premiere entered into employment agreements with the two senior executives of TeleT.

     In connection with the Acquisition, the Company allocated $11.0 million of the purchase price to incomplete research and development projects.
Accordingly, this cost was expensed as of the Acquisition date. This allocation represents the estimated value related to the incomplete projects determined by an independent appraisal. The development of these projects had not yet reached technological feasibility, and the technology had no alternative future use.
The technology acquired in the acquisition of TeleT required substantial additional development by the Company.

     This Acquisition has been accounted for under the purchase method of accounting and the results of TeleT's operations since the Acquisition date have been included with those of the Company.

     The table below reflects the historical results of the Company and the historical results of the Company and TeleT, as adjusted for pro forma purchase accounting adjustments to reflect additional depreciation and amortization of acquired software, and the related pro forma income tax effects of the adjustments. The charge for purchased research and development has been excluded from the pro forma results of operations since it has no continuing effect on operations. Pro forma results for fiscal year 1995 are not presented as the pro forma results do not differ materially from the historical results of the Company. These pro forma amounts are provided for informational purposes only and are not necessarily indicative of what actually would have occurred if the

                 PREMIERE TECHNOLOGIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

acquisition had occurred at the beginning of the period presented. In addition, they are not intended to be projections of future results and do not reflect any synergies that might be achieved from combined operations.

                                                  For the Year Ended December 31, 1996
                                                 --------------------------------------
                                                           (in thousands)
                                                 Historical                 As Adjusted
                                                 ----------                 -----------
Revenues                                          $142,154                    $142,405
Net income                                        $  3,016                    $  9,249
Earnings (loss) per share                         $   0.10                    $   0.30

4.   SUBSCRIPTIONS RECEIVABLE

     The founders of the Company purchased their shares of common stock by giving the Company a total of $150,000 in nonrecourse, noninterest-bearing notes, of which $50,000 were short-term and $100,000 were due no later than June 30, 1999 (the "Founders Notes"). In addition, in November 1995, certain officers gave to the Company full-recourse notes to finance the exercise of stock options (the "1995 Notes"). See Note 11 - Commitments and Contingencies. These notes were paid in full subsequent to the initial public offering in March 1996. The outstanding principal and accrued interest balance of $2,436,703 of the Founders Notes and the 1995 Notes were reflected as a reduction to shareholders' equity at December 31, 1995.

5.   PROPERTY AND EQUIPMENT

     Balances of major classes of property and equipment and the related accumulated depreciation at December 31, 1995 and 1996 were as follows:
(in thousands)

                                                                 1995                1996
                                                           ---------------     ----------------
          Computer equipment                                  $   32,108         $    41,971
          Furniture and fixtures                                     902               1,929
          Office equipment                                           148               1,058
          Leasehold improvements                                     456               4,287
          Construction in progress                                   884               1,450
                                                           ---------------     ----------------
                                                                  34,498              50,695
          Less accumulated depreciation                          (12,801)            (19,728)
                                                           ---------------     ----------------
          Property and equipment, net                         $   21,697         $    30,967
                                                           ===============     ================

     The assets under capital leases included in property and equipment in the consolidated balance sheets at December 31, 1995 and 1996 were as follows: (in thousands)

                                                                 1995                1996
                                                           ---------------     ----------------
          Telecommunications equipment                        $  13,909           $   17,052
          Less accumulated depreciation                          (5,647)              (7,108)
                                                           ---------------     ----------------
          Property and equipment, net                         $   8,262           $    9,944
                                                           ===============     ================

                 PREMIERE TECHNOLOGIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

6.   NOTES PAYABLE

     Pursuant to a loan agreement dated May 26, 1992, the Company borrowed
$1.0 million from a small business investment company ("SBIC"). The loan was scheduled to mature in May 1997, with interest accruing at 12.5%. On December 23, 1993, the Company borrowed an additional $1.0 million from the same SBIC. The additional loan was scheduled to mature in December 1998, with interest accruing at 12%. The loans were secured by accounts receivable, contract rights, chattel paper and general intangibles. In connection with the original loan, the Company issued to the SBIC 424,392 stock warrants at $0.042 per share. The fair value of the stock at the date of the transaction was estimated by the board of directors to be $0.042 per share. Accordingly, the Company discounted the note by $159,147, resulting in an effective interest rate of 17.3%, In December 1993, the Company issued to the SBIC 144,000 stock warrants at $0.042 per share in conjunction with the additional loan. The fair value of the stock at the date of the transaction was estimated by the board of directors to be $0.54 per share. The loan was discounted by $72,000, resulting in an effective interest rate of 13.0%. Stock warrants of $231,147 are included in stock warrants outstanding in the accompanying balance sheets at December 31, 1995. Both of these loans were repaid subsequent to the Company's initial public offering. The previously mentioned stock warrants were exercised during the year ended December 31, 1996; thus, the balance of the loans and the stock warrants at December 31, 1996 was $0.

     In October 1996, the Company established a $5 million unsecured revolving line of credit (the "Facility") with NationsBank, N.A. to facilitate interim long-term capital equipment financing needs. The interest rate, at the option of the Company, is prime, adjusted daily, or LIBOR plus 1.75%, adjusted every 30, 60 or 90 days. The Company elected the LIBOR option, for which the rate was 6.625% at December 31, 1996. Interest is payable monthly and principal at maturity, which is September 30, 1997. Fees associated with the Facility were $3,000. There is an additional commitment fee of 0.125% on the unused availability of the Facility, which is payable quarterly. As of March 17, 1997, the Company had total borrowings of $4.1 million under the Facility.

     The Company has the following notes payable and long-term debt at December 31: (in thousands)


                                                 1995             1996
                                              ---------        ---------
  Notes payable to shareholders or related
  parties of shareholders due between July
  1997 and June 2001, at interest ranging
  from 8% to 16%                                 16,650           14,851

  Notes payable to banks due between
  June 1997 and August 2001, at interest
  ranging from 6% to 18%                         11,032           12,620

  Other notes payable due between
  September 1995 and April 1998 at
  interest ranging from 8% to 13%                 3,151            1,660
                                                -------          -------
Total notes payable and debt                     30,833           29,131

Less current portion                             (7,474)         (11,137)
                                                -------          -------
Total long-term notes payable and debt          $23,359          $17,994
                                                =======          =======

Current Maturities of Long Term Debt: (in thousands)

         1997                         $11,137

         1998                           5,993

         1999                          10,375

         2000                           1,612

         2001                              14
                                      -------
                                      $29,131
                                      =======


7.   FINANCIAL INSTRUMENTS

     In 1995, the Company adopted SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," which requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet.

     The carrying amount of cash and investments approximates fair value because their maturity is generally less than one year in duration.

     The carrying amounts of notes payable and capital lease obligations approximate fair value at December 31, 1995 and 1996.

8.   SHAREHOLDERS' EQUITY

     In connection with the Reincorporation Merger, each outstanding share of common stock was converted into one share of $0.01 par value common stock of the Georgia corporation, and each outstanding share of the Series 1994 Preferred Stock was converted into one share of Series A Preferred Stock. Premiere thereafter declared a 24-to-1 stock split through the declaration of a 23-share

                 PREMIERE TECHNOLOGIES, INC., AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

common stock dividend for each share of common stock outstanding on December 18, 1995.

     On January 18, 1996, the Company notified the holder of the Series A Preferred Stock of the Company's intention to redeem the preferred stock and the holder elected to convert all of the shares of the Series A Preferred Stock into 3,095,592 shares of $0.01 par value common stock at $93 per share (presplit). The Series A Preferred Stock was fully cumulative, and the holders of the shares were entitled to receive dividends at a rate of 8%. The Company accrued $308,419 and $29,337 of dividends payable, plus accrued interest, if applicable, during the year ended December 31, 1995 and 1996, respectively. The dividends were payable annually on March 31, commencing on March 31, 1995. All accrued but unpaid dividends accrue interest after each annual dividend date at a rate of 8%. No dividends were paid during the year ended December 31, 1995, and $676,981 in dividends was paid during the year ended December 31, 1996.

     During 1995 and 1996, stock options were exercised under the Company's stock option plans. None of the options exercised qualified as incentive stock options, as defined in Section 422 of the Internal Revenue Code (the "Code"). Accordingly, common stock and additional paid-in capital increased from the proceeds of the exercises totaling $64,001 and $2,656,405, respectively, for the year ended December 31, 1995 and $8,035 and $308,481, respectively, for the year ended December 31, 1996. Additionally, $2,621,673 and $6,886,091 were recorded as an increase in additional paid-in capital due to the tax benefit to be realized by the Company as a result of the exercise of such options during the years ended December 31, 1995 and 1996, respectively.

     Many of the Franchisees that were merged with the Company were either S-corporations or partnerships. Accordingly, distributions made to the shareholders of such S-corporations or partnerships distributed cash in order to pay tax liabilities owed by the owners.

9.   STOCK OPTIONS, WARRANTS AND BENEFIT PLANS

1994 STOCK OPTION PLAN

     In March 1994, the board of directors adopted a stock option plan under which 960,000 shares of common stock were available to be granted (the "1994 Stock Option Plan") to employees, consultants, and others rendering services to the Company. Options for all of such shares had been granted as of December 31, 1995. Options granted under the 1994 Stock Option Plan are not incentive stock options ("ISOs") as defined in Section 422 of the Code. The 1994 Stock Option Plan is administered by a stock option plan committee (the "1994 Stock Option Plan Committee") consisting of the president of the Company and two members of the board of directors selected by the president.

     The stock option agreements governing options granted under the 1994 Stock Option Plan provide for an exercise price equal to the fair market value at the date of the option grant as determined by the 1994 Stock Option Plan Committee and generally vest ratably over the three years following the grant date. Generally, the options are nontransferable.

     The Company has granted nonqualified options and warrants to purchase common stock to officers, directors and key employees of the Company as well as to other individual third parties rendering services to the Company. The exercise price of the options granted to date has been at the market value of the shares on the date of grant, which prior to a public trading market for the Company's common stock was determined by the board of directors based upon arm's-length trade information and other analysis. Generally, the options vest over three years and expire eight years from the date of grant.

1995 STOCK PLAN

     The board of directors has adopted, and the Company's shareholders have approved, the Premiere Technologies, Inc. 1995 Stock Plan (the "1995 Stock Plan"), the primary focus of which is to provide an incentive to key employees who are in a position to make significant contributions to the Company. Under the 1995 Stock

                 PREMIERE TECHNOLOGIES, INC., AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

Plan, the stock plan committee of the board (the "1995 Stock Plan Committee") has discretion to award stock options, Stock Appreciation Rights ("SARs") and restricted stock to employees. A total of 1,500,000 shares of common stock has been reserved for issuance pursuant to the exercise of options or the grant of restricted stock awards. Options may be either ISOs, which permit the deferral of taxable income related to the exercise of such options, or nonqualified options not entitled to such deferral.

     The 1995 Stock Plan is administered by the 1995 Stock Plan Committee. Subject to the provisions of the 1995 Stock Plan, this committee, at its discretion, selects the recipients of awards and the number of shares or options granted thereunder and determines other matters such as (i) vesting schedules,
(ii) the exercise price of options (which cannot be less than 100% of the fair market value of the common stock on the date of grant for ISOs), (iii) the duration of awards (which cannot exceed ten years), and (iv) the price of SARs.

DIRECTORS' COMPENSATION

     Directors are reimbursed for reasonable expenses incurred by them in connection with their attendance at board meetings. Directors are also eligible to receive options, SARs, and restricted stock grants under the 1995 Stock Plan. Additionally, in December 1991, the Company's board of directors authorized the issuance of warrants to acquire up to 419,328 shares of common stock for $0.42 per share, the fair value at the date of grant, to each of the Company's nonmanagement directors. The warrants issued in 1991 vested over a three-year period, provided that the individual was serving on the board of directors on such dates. Pursuant to this action of the board of directors, George W. Baker, a current member of the Company's board of directors, was granted warrants to acquire 86,832 shares of common stock and former members of the board of directors were granted warrants to acquire 332,496 shares of common stock.

     In May 1993, the board of directors issued warrants to acquire 72,000 shares of common stock at a price of $0.52 per share, the fair value at the date of grant, to Buford H. Ortale who was, at that time, a member of the Company's board of directors and is now a holder of approximately 3% of the Company's outstanding common stock in consideration of his election to the board of directors and his investment in the Company.

     In December 1993, the board of directors granted options to acquire 240,000 and 84,000 shares of common stock at an exercise price of $0.52 per share, the fair value at the date of grant, to Buford H. Ortale and George L. MacKay, respectively, who were at the time members of the Company's board of directors.

     In July 1995, the board of directors granted each director warrants to acquire 24,000 shares of common stock for $0.71 per share, the fair value at the date of grant, which vested in 1995, provided that the director was a member of the board of directors on that date. In addition, Eduard Mayer was granted warrants to acquire 86,400 shares of common stock at $0.71 per share, the fair value at the date of grant, in recognition of his exemplary service on the board of directors.

     In July 1996, the board of directors granted each nonemployee director warrants to acquire 10,000 shares of common stock for $18.50 per share, the fair value at the date of grant, which vested at December 31, 1996, provided that the director was a member of the board of directors on that date.

                 PREMIERE TECHNOLOGIES, INC., AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

OPTION AND WARRANT ACTIVITY

     In November 1995, Boland T. Jones, D. Gregory Smith, and Leonard A. DeNittis exercised options to acquire 2,277,864, 2,277,864 and 996,552 shares of common stock, respectively. Pursuant to the terms of each of their employment agreements, the Company loaned such officers $825,000, $825,000 and $688,000, respectively, to fund the exercise of these options. The loans were evidenced by recourse promissory notes bearing interest at 6.55%, which were secured by a pledge of the common stock acquired upon the exercise of the options. These loans and accrued interest were repaid in full in 1996. Additionally, loans were made as part of the exercise of these options to assist the officers in paying the associated taxes. The loans to such officers for taxes totaled $73,086, $73,086, and $22,048, respectively, and were also repaid in full in 1996.

     In July 1995, the board of directors authorized the sale of warrants to acquire 24,000 shares of common stock at $0.71 per share for $1,000 to an individual who became the Company's senior vice president of finance and legal in November 1995.

     The Company accounts for its stock-based compensation plans under APB No. 25, under which no compensation expense has been recognized, as all options have been granted with an exercise price equal to the fair value of the Company's common stock on the date of grant. The Company adopted SFAS No. 123 for disclosure purposes in January 1995. For SFAS No. 123 purposes, the fair value of each option grant has been estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 6.26 percent, expected life of 2.34 years, dividend rate of zero percent, and expected volatility of 42 percent. Using these assumptions, the fair value of the stock options granted in 1996 is $8,402,324, which would be amortized as compensation expense over the vesting period of the options. Options generally vest over three or four years. Had compensation cost been determined consistent with SFAS No. 123 utilizing the assumptions detailed above, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:


(In thousands, except per share data)                 1995          1996
-------------------------------------             ------------  ------------
Net Income (loss):
   As Reported................................       $4,924        $3,016
   Pro forma..................................       $4,773        $1,657
Primary EPS:
   As Reported................................       $ 0.21        $ 0.10
   Pro forma..................................       $ 0.16        $ 0.04

     Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that expected in future years.

     A summary of the status of the Company's stock options plans at December 31, 1994, 1995 and 1996 and for the years then ended is presented in the table and narrative below:

                 PREMIERE TECHNOLOGIES, INC., AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

UNDER APB NO. 25:

                                                                       OPTION PRICE
                                                           SHARES        PER SHARE
                                                        -----------    -------------
Options outstanding, March 31, 1994...................    8,578,464    $0.13 - 0.52
   Granted............................................       54,000     0.54 - 0.71
   Exercised..........................................            0               0
   Forfeited..........................................     (240,000)           0.52
                                                        -----------
Options outstanding, December 31, 1994................    8,392,464    $0.13 - 0.71
                                                        ===========

     In November 1995, the Company granted a total of 4,256,400 options to employees at $1.61 per share, the fair market value on the grant dates. The fair market value for the options granted in November 1995 was supported by an independent appraisal. The remaining 1,009,200 options granted in 1995 were granted at various dates throughout the year prior to November 1995.

UNDER SFAS NO. 123:

                                                                                       WEIGHTED AVERAGE
                     FIXED OPTIONS                                SHARES                EXERCISE PRICE
-----------------------------------------------------------  -----------------        -------------------
Options outstanding at December 31, 1994...................     8,392,464                    $ 0.39
   Granted.................................................     5,265,600                      1.44
   Exercised...............................................    (5,831,688)                     0.43
   Forfeited...............................................      (367,992)                     0.45
                                                             -----------------        -------------------
Options outstanding at December 31, 1995...................     7,458,384                      1.07
   Granted.................................................     1,299,799                     18.89
   Exercised...............................................    (1,371,938)                     0.51
   Forfeited...............................................       (44,800)                    18.03
                                                             -----------------        -------------------
Options outstanding at December 31, 1996...................     7,341,445                    $ 4.27
                                                             =================        ===================

Exercisable at end of year.................................     1,741,543                    $ 1.51
                                                             =================        ===================

Weighted average fair value of options granted in 1996.....                                  $ 6.46
                                                                                      ===================

     Of the 7,341,445 employee and director options outstanding at December 31, 1996, (i) 146,016 options have an exercise price of $0.13, with a remaining contractual life of 2.5 years, of which all are exercisable, (ii) 1,197,730 options have exercise prices between $0.42 and $0.52, with a weighted average exercise price of $0.50 and a weighted average remaining contractual life of 4.5 years, of which all are exercisable, (iii) 750,320 options have an exercise price of $0.71, with a weighted average remaining contractual life of 6.2 years, of which 64,880 are exercisable, (iv) 3,987,580 options have an exercise price of $1.61, with a weighted average remaining contractual life of 6.8 years, of which 1,223,504 are exercisable, (v) 495,350 options have exercise prices between $15.125 and $19.375, with a weighted average exercise price of $16.61 and a weighted average remaining contractual life of 8.1 years, of which 30,000 are exercisable, (vi) 764,449 options have exercise prices between $20.00 and $25.25, with a weighted average exercise price of $20.31 and a weighted average remaining contractual life of 6.7 years, of which 39,400 are exercisable.

     In the year ended December 31, 1994, the Company entered into an agreement with a hotel management company. The agreement, which expired June 30, 1995, represented a variable stock option plan (with a measurement date upon vesting) whereby the Company granted stock options to the hotel management company based on the level of call traffic handled at certain properties. The options were exercisable at $0.00042 per share and vested over three years. A total of 59,981 options were earned under the agreement. During

                 PREMIERE TECHNOLOGIES, INC., AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

the years ended December 31, 1994 and 1995, 25,581 and 16,925 options vested, respectively. All of the vested options under this agreement were exercised in 1996.

EMPLOYEE BENEFITS

     The Company has two employee benefit plans which include components which were created under Section 401(k) of the Internal Revenue Code.

     Effective May 1, 1993 the Company established an employee savings plan related to VTE, which was created under Section 401(k) of the Internal Revenue Code. All employees of VTE who are 21 years of age, have completed 90 days of service and worked a minimum of 500 hours annually are eligible to participate in the plan. Participants may elect to defer up to 15% of their compensation up to a maximum amount determined pursuant to IRS regulations.

     In 1995, the Company adopted a tax-qualified profit-sharing plan for eligible employees that also includes a 401(k) component (the "Profit Sharing Plan"). All full-time employees are eligible to participate in the Profit Sharing Plan upon the attainment of age 21 and completion of three months of service. Under the Profit Sharing Plan, an employee may elect to defer up to 15% of his compensation and direct the Company to contribute such deferred amounts to the Profit Sharing Plan. Each year, the Company determines whether to make a discretionary matching contribution equal to a percentage, determined by the Company, of the employee's deferred compensation contribution. The Company has not made any matching contributions to the Profit Sharing Plan. Accordingly, no compensation expense related to the Profit Sharing Plan has been recognized in the accompanying financial statements. All contributions to the Profit Sharing Plan by or on behalf of employees are subject to annual limits prescribed by the Code. Contributions under both plans are immaterial for all periods presented.

     In July 1994, the Company began offering a medical and dental health plan to its employees. The Company was self-insured for certain health and dental benefits up to a maximum amount per month of approximately $10,000 based on claims history and current employment levels through January 1996. The Company accrued for estimated losses occurring from both asserted and unasserted claims. The estimate of the liability for unasserted claims arising from unreported incidents was based on an analysis of historical claims data. The cost of such claims was approximately $35,000 and $135,000 for the periods December 31, 1994 and 1995, respectively. In February 1996, the Company changed its medical and dental plan insurance provider and is no longer self-insured.


10.  RELATED-PARTY TRANSACTIONS

     The Company has in the past entered into agreements and arrangements with certain officers, directors and principal shareholders of the Company involving loans of funds, grants of options and warrants and the acquisition of a business. Certain of these transactions may be on terms more favorable to officers, directors and principal shareholders than they could acquire in a transaction with an unaffiliated party. The Company adopted a policy requiring that, in the future, all material transactions between the Company and its officers, directors or other affiliates must (i) be approved by a majority of the disinterested members of the board of directors of the Company and (ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

     In September 1993, the Company loaned a total of $65,000 to the three principal officers of the Company to purchase 219,984 shares of stock and 175,992 stock purchase warrants exercisable at $0.125 per share from one of the Company's board members. The loans, which were interest-free, were repaid during 1996.

     In prior years, the Company advanced $25,000 to certain officers and shareholders of the Company to purchase the common stock and debentures of another shareholder, and $5,000 was repaid during the year ended March 31, 1994. The board of directors forgave $10,000 during the nine months ended December 31, 1994. The advances were repaid during 1996.

     During the year ended March 31, 1994 and the nine months ended December 31, 1994, management made salary advances of $25,000 and $35,849, respectively, to certain officers of the Company. During the year ended December 31, 1995, $50,000 of these amounts were repaid. The balance was repaid during 1996.

                 PREMIERE TECHNOLOGIES, INC., AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

     In November 1995, the Company loaned a certain officer $90,000 in connection with the officer's transition from his previous employer to the Company. This unsecured loan is evidenced by a promissory note bearing interest at 6.11%, the interest on which is payable beginning in November 1997 and continuing each year until November 1999. Principal is to be repaid in five equal annual installments, with accrued interest, commencing in November 2000; however, pursuant to the officer's employment agreement, the officer may be required to make earlier payments from certain bonus compensation paid to the officer under such employment agreement.

     In November 1995, the Company loaned three officers a total of $2,338,000, to fund the exercise of stock warrants and options which were repaid in full in 1996. These loans were evidenced by recourse promissory notes bearing interest at 6.55%, which were secured by a pledge of the common stock acquired upon the exercise of the warrants and options. All principal and accrued interest were to be paid in November 2005; however, if any of the common stock securing the promissory notes was sold, the net proceeds of such sale were to be applied to the outstanding principal and interest due under that promissory note. Additionally, the Company loaned such officers an additional total amount of $168,220 to assist the officers in paying the federal and state income taxes associated with the exercise of the warrants and options which were repaid in full in 1996.

     In September 1996, the Company loaned a certain officer $75,000 in connection with the officer's transition from his previous employer to the Company. This unsecured loan is evidenced by a promissory note bearing interest at 6.64%, the interest on which is payable beginning in September 1998 and continuing each year until September 2000. Principal is to be repaid in five equal annual installments, with accrued interest, commencing in September 2001; however, pursuant to the officer's employment agreement, the officer may be required to make earlier payments from certain bonus compensation paid to the officer under such employment agreement.

     In October 1996, the Company loaned a certain officer $10,000. This unsecured loan is evidenced by a promissory note bearing interest at 6.5%. Principal and interest are to be repaid in one payment in October 1998.

     See Note 6 for disclosure of notes payable to shareholders and related parties of shareholders.

                 PREMIERE TECHNOLOGIES, INC., AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

11.  COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS

     The Company leases central office switching equipment, office space and other equipment under noncancelable lease agreements. The leases generally provide that the Company pay the taxes, insurance and maintenance expenses related to the leased assets. Future minimum operating and capital lease payments as of December 31, 1996 are as follows: (in thousands)

                                                             OPERATING          CAPITAL
                                                               LEASES            LEASE
                                                             ---------         --------
1997......................................................    $ 5,026           $ 5,639
1998......................................................      4,147             4,738
1999......................................................      3,518             2,334
2000......................................................      1,575               738
2001......................................................        228               227
Thereafter................................................          0                68
                                                              -------           -------
                                                              $14,494            13,744
                                                              =======
Less amount representing taxes............................                          (35)
                                                                                -------
Net minimum lease payments................................                       13,709
Less amount representing interest.........................                       (2,589)
                                                                                -------
Present value of net minimum lease payments...............                       11,120
Less current portion......................................                       (3,735)
                                                                                -------
Obligation under capital lease, net of current portion....                      $ 7,385
                                                                                =======

     Rental expense under operating leases amounted to approximately $4,481,000, $4,678,000 and $5,105,000 for the years ended December 31, 1994, 1995 and 1996, respectively. During 1994, 1995 and 1996, additions to the Company's voice messaging equipment and switching equipment resulted in an increase to the capital lease obligation of $5,567,000, $787,000 and $231,000, respectively.

SUPPLY AGREEMENTS

     The Company obtains long-distance telecommunications services pursuant to supply agreements with suppliers of long-distance telecommunications transmission services. Although these contracts generally provide fixed transmission prices for terms of three to five years, they are subject to earlier termination in certain events. No assurance can be given that the Company will be able to obtain long-distance services in the future at favorable prices or at all, and the unavailability of long-distance service, or a material increase in the price at which the Company is able to obtain long-distance service, would have a material adverse effect on the Company's business, financial condition and results of operations. Certain of these agreements provide for minimum purchase requirements. The Company is currently a party to four long-distance telecommunications services contracts that require the Company to purchase a minimum amount of services each month. The first such agreementwhich is with Company A, requires the Company to utilize 100,000 transmission minutes each month per transmission circuit and to incur a minimum of $75,000 in charges. In the event of a shortfall in minute usage, the Company would be required to pay Company A an amount equal to $0.015 multiplied by the difference between 100,000 minutes and the number of minutes actually utilized by the Company on each transmission circuit. In the event the Company uses less than $75,000 in services, the Company would be required to pay the difference between $75,000 and the actual charges incurred. The second such agreement, which is with Company B, requires the Company to use 75,000 transmission minutes each month per transmission circuit from Company B. The Company is required to use 100,000 minutes per month per transmission circuit in order to receive discounts under this agreement. If the Company fails to utilize 75,000 minutes, Company B may cancel the contract. The third such agreement requires the Company to use 100,000 minutes per transmission circuit from Company C. In the

                 PREMIERE TECHNOLOGIES, INC., AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

event of a shortfall, the Company would be required to pay an amount equal to $0.03 multiplied by the difference between 100,000 minutes and the actual minutes used. This agreement also requires the Company, from the period of November 1, 1997 through October 31, 1998, to maintain at least the level of monthly charges incurred by the Company in the October 1997 billing period and grants Company C a right of first refusal to provide all telecommunications service to the Company. The next agreement which is with Company D provides for a minimum of 300,000 billable minutes per month beginning January 1996. Subject to certain exceptions, if the Company does not meet the minimum commitment, the Company will be required to pay $0.02 per billed minute below the minimum. The minimum requirement is terminable by the Company after it pays $576,000 to Company D under the agreement. The agreement provides Company D with the right to be the exclusive service provider of terminating traffic in a defined region. The Company has not failed to fulfill the minimum usage requirement under any of these contracts in the past. The Company monitors its transmission usage in an attempt to avoid any such shortfall. In the future, the Company may determine that it is desirable to enter into additional agreements containing minimum purchase requirements. No assurance can be given that demand for services in the areas covered by the Company's transmission suppliers will exceed these minimum purchase requirements in the future.

PURCHASE AGREEMENT

     An additional agreement which is with Company E provides for a minimum purchase agreement of $15 million in equipment over the life of the agreement which commenced in January 1990 and expired in December 1994. The agreement is silent as to the penalties if the minimum purchase requirements are not fulfilled.

RISK OF INFRINGEMENT

     The Company is aware of other companies that utilize the term "WorldLink" or "Premiere" in describing their products and services, including telecommunications products and services. Certain of those companies hold registered trademarks which incorporate the name "WorldLink" or "Premiere." The Company has received correspondence from a provider of prepaid calling cards which claims that the Company's use of the term "Premiere WorldLink" infringes upon its trademark rights. In addition, the Company has received correspondence from a major bank, which is among the holders of registered trademarks incorporating the term "WorldLink," inquiring as to the nature of the Company's use of the term "WorldLink" as a part of its mark "Premiere WorldLink." Based on, among other things, the types of businesses in which the other companies are engaged and the low likelihood of confusion, the Company believes these claims to be without merit. No actions other than the AudioFAX litigation have been filed with respect to either the patent or trademark claims. See Litigation below. However, no assurance can be given that actions or claims alleging trademark, patent, or copyright infringement will not be brought by these or other parties against the Company with respect to current or future products or services or that, if such actions are brought, the Company will ultimately prevail. Any such claiming parties may have significantly greater resources than the Company to pursue litigation of such claims. Any such claims, whether with or without merit, could be time-consuming, result in costly litigation, cause delays in introducing new or improved services, require the Company to enter into royalty or licensing agreements, or cause the Company to discontinue use of the challenged trademark, service mark or technology at potentially significant expense to the Company associated with the marketing of a new name or the development or purchase of replacement technology, all of which could have a material adverse effect on the Company.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements (the "Employment Agreements") with Boland T. Jones, Chairman of the board of directors and President; D. Gregory Smith, Executive Vice President, Assistant Secretary, and Director; and Leonard A. DeNittis, Vice President of Engineering and Operations (the "Executives"). Each Employment Agreement provides for an employment term expiring December 31, 1999. Under their respective Employment Agreements, Boland T. Jones and D. Gregory Smith were each paid base salaries of $200,000 for the year ended December 31, 1996 and are each to be paid a base salary of $210,000 beginning in 1997. Leonard A. DeNittis was paid a base annual salary of $175,000 and is to be paid a base annual salary of $183,750 beginning in 1997. Patrick G. Jones, who joined the Company in November 1995 as the Senior Vice President of Finance and Legal and Secretary, has entered into a similar agreement. Mr. Jones was paid a base salary of $150,000 and is to be paid a base annual salary of $157,500 beginning in 1997. Gregg S. Freishtat, who joined the Company as Senior Vice President in September 1996 from TeleT, has entered into a similar

                 PREMIERE TECHNOLOGIES, INC., AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

agreement. Mr. Freishtat's base salary is $150,000 through 1997.

     Under the Employment Agreements, each of the Executives is eligible to receive bonus compensation based on the financial performance of the Company. The amount of bonus compensation is calculated based on operating revenues and the Company's adjusted net income before interest and taxes as determined in accordance with the Employment Agreements ("Adjusted EBIT"). Boland T. Jones and D. Gregory Smith received as a bonus (i) 0.25% of the Company's operating revenues and (ii) 2.5% of the Company's Adjusted EBIT for the year ended December 31, 1995 which amounted to a bonus of $126,128 for both Mr. Jones and Mr. Smith. Beginning in 1996, Boland T. Jones and D. Gregory Smith will receive as a bonus 1.5% of the Company's Adjusted EBIT. Leonard A. DeNittis received a bonus of 1.5% of the Company's Adjusted EBIT for the year ended December 31, 1995 which amounted to $42,217, and his bonus beginning in 1996 will be 0.5% of the Adjusted EBIT. The changes in arrangement for Boland T. Jones, D. Gregory Smith, Leonard A. DeNittis were affected in amendments to their Employment Agreements entered into in November 1995. In conjunction with these amendments, Boland T. Jones, D. Gregory Smith, and Leonard A. DeNittis were granted options to acquire 1,440,000, 1,400,000 and 720,000 shares of common stock, respectively, at an exercise price of $1.61 per share, the fair value of the common stock at the date of grant as determined by an independent appraisal. Beginning in 1996, Patrick G. Jones was entitled to receive a bonus of 0.45% of the Company's Adjusted EBIT, and beginning in 1997, Gregg S. Freishtat will be entitled to receive a bonus of 0.45% of the Company's adjusted EBIT. Bonuses payable to the Executives will be deferred if the net effect of the payment of the bonuses to the Executives would cause the Company to recognize a net loss for the year. The amount of any deferred bonus will be paid in the next succeeding year in which the payment of the deferred bonus and the bonus for such year would not cause the Company to recognize a net loss. To date, no bonus amounts have been deferred. In July 1996, Messrs. Boland Jones, Smith, DeNittis and Patrick Jones each agreed to waive any rights to bonuses otherwise due under the Employment Agreements for 1996. In connection with such waiver, Messrs. Boland Jones, Smith, DeNittis and Patrick Jones were granted options to acquire an aggregate of 50,000, 50,000, 20,000 and 15,000 shares of common stock, respectively, at an exercise price of $18.50 per share, which was the fair market value of the common stock on the date of grant as determined by the board of directors. The options granted will vest on March 31, 1997.

LITIGATION

     On January 30, 1996, Eric Bott, E.B. Elliott and Cost Recovery Systems, Inc. ("CRS") filed a complaint against the Company's wholly owned subsidiary, Premiere Communications, Inc. ("PCI" or "Premiere Communications") and the Company's president, Boland T. Jones, in the Superior Court of Fulton County, Georgia. In the complaint, the plaintiffs allege that: (i) Mr. Bott, a former company employee, is entitled to options to purchase 10,000 shares of common stock of PCI at $5.00 per share; (ii) Mr. Bott is entitled to a commission equal to 10% of all revenues that have been and in the future are collected as a result of the Company's licensing arrangement with one of its customers; (iii) Mr. Bott is entitled to $7,000 for consulting work allegedly performed for the Company; (iv) Mr. Bott is entitled to unspecified damages resulting from his sale in June 1995 of 750 shares of common stock of PCI to an unrelated third party for an unspecified amount; (v) Mr. Elliott or CRS, an affiliate of Mr. Elliott, is entitled to options to purchase 5,000 or 10,000 shares of common stock of PCI at an unspecified exercise price arising out of work allegedly performed by CRS for the Company; and (vi) CRS is owed an unspecified amount of commissions from the Company relating to sales of the Company's telecommunications services by CRS. Subsequent to the filing of the complaint, the plaintiffs dismissed without prejudice count (iv) above. The plaintiffs also seek attorneys' fees and unspecified amounts of punitive damages. The Company filed an answer and counterclaim denying all allegations of the complaint and asserting various affirmative defenses. Assuming that the allegations concerning stock options and stock sales relate to the common stock of Premiere Technologies, Inc. rather than PCI, as alleged, the Company believes that the share numbers and exercise prices have not been adjusted for the 24-to-1 stock split effected in December 1995. In this regard, the plaintiffs filed a motion to add the Company as a defendant and to amend their complaint to assert their claims against the

                 PREMIERE TECHNOLOGIES, INC., AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

Company. Adjusting the share numbers and exercise prices of these options to reflect the 24-to-1 stock split, the plaintiffs' claims relate to options to purchase up to a total of 480,000 shares of common stock and the alleged exercise price of $5.00 per share with regard to a portion of such options becomes approximately $0.21 per share. The plaintiffs' motion was denied on December 17, 1996, and the plaintiffs dismissed the case without prejudice on January 13, 1997. The plaintiffs filed a new complaint against PCI and the Company on January 21, 1997 setting forth the same allegations as described above, except that Mr. Bott no longer alleges that he is entitled to unspecified damages resulting from his sale in June 1995 of 750 shares of common stock of PCI, and that Mr. Bott and Mr. Elliott allege that the stock options relate to the common stock of Premiere Technologies, Inc. The Company and PCI have filed an answer and counterclaim denying all allegations of the complaint and asserting various affirmative defenses with respect to the counts of the complaint against the Company, and the parties are currently engaged in discovery. The Company believes it has meritorious defenses to the plaintiffs' allegations, but due to the inherent uncertainties of the litigation process, the Company is unable to predict the outcome of this litigation. If the outcome of this litigation is adverse to the Company, it could have a material adverse effect on the Company's business, operating results or financial condition.

     On June 28, 1996, AudioFAX IP LLC ("AudioFAX") filed a complaint against the Company and PCI in the United States District Court for the Northern District of Georgia. In the complaint, AudioFAX alleged that the Company manufactures, uses, sells and/or distributes certain enhanced facsimile products which infringe three United States patents and one Canadian patent allegedly held by AudioFAX. In the third quarter of 1996, the Company took a one-time charge for the estimated legal fees and other costs that the Company expected to incur to resolve this matter. On February 11, 1997, the Company entered into a long-term, nonexclusive license agreement with AudioFAX settling the litigation. The one-time charge was adequate to cover the actual costs of litigation, and the cost of the license agreement is not expected to have a material effect on the Company's earnings. See Note 13 - Subsequent Events.

     On August 6, 1996, CNC, a licensing customer of the Company, was placed into bankruptcy under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code"). On August 23, 1996, CNC filed a motion to intervene in a separate lawsuit brought by a CNC creditor in the United States District Court for the Southern District of New York against certain guarantors of CNC's obligations and to file a third-party action against numerous entities, including such CNC creditor and PCI for alleged negligent misrepresentations of fact in connection with an alleged fraudulent scheme designed to damage CNC. The court has not ruled on CNC's request. Based upon the bankruptcy examiner's findings and the subsequently appointed bankruptcy trustee's investigation of potential actions directed at PCI, including an avoidable preference claim under the Bankruptcy Code of an amount up to approximately $950,000, the trustee and PCI recently reached a tentative agreement of all issues between the parties, including dismissal of the above referenced lawsuit, subject to Bankruptcy Court approval. The terms of the proposed settlement have been incorporated into a proposed plan of reorganization filed by the trustee with the Court. Based upon initial hearings before the Bankruptcy Court, the trustee expects to file an amendment to the plan and disclosure statements before mid-October, 1997. Due to the inherent uncertainties of the litigation process,the Company is unable to predict the outcome of this litigation. If the outcome of this litigation is adverse to the Company, it could have a material adverse effect on the Company's business, operating results and financial condition.

     On September 20, 1996, Peter Lucina ("Lucina") filed a complaint against the Company, Donald B. Gasgarth ("Gasgarth") and Patrick G. Jones ("Jones") in the United States District Court for the Eastern District of Illinois. In the complaint, Lucina alleges, among other things, that: (i) in November 1995, he sold 1,563 shares of the Company's common stock to Gasgarth, a former director of the Company, for $31,260; (ii) Jones offered to "facilitate" the sale; (iii) in December 1995, the Company filed a registration statement relating to the initial public offering of its common stock; (iv) prior to his sale of stock to Gasgarth, neither Gasgarth nor Jones told Lucina that the Company planned an initial public offering; and (v) the 1,563 shares sold to Gasgarth, adjusted for the 24-to-1 stock split subsequently effected, were worth $675,216 based on the Company's initial public offering at $18 per share in March 1996. In his complaint, Lucina asserts violations of the Securities Exchange Act of 1934 and the rules promulgated thereunder, the Illinois Consumer Fraud and Deceptive Business Practices Act and common law fraud. Lucina seeks the return of 37,512 shares of common stock of the Company or, in the alternative, compensatory damages in the amount of $975,312 with interest thereon, punitive damages in the amount of $1 million and costs of the suit, including reasonable attorneys' fees and other associated costs. The Company has filed an answer to the complaint denying allegations of the complaint and asserting various defenses. Discovery is

                 PREMIERE TECHNOLOGIES, INC., AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

continuing, and no trial date has been set. The Company believes that it has meritorious defenses to the Lucina complaint; however, due to the inherent uncertainties of the litigation process, the Company is unable to predict the outcome of this litigation. If the outcome of this litigation is adverse to the Company, it could have a material adverse effect on the Company's business, operating results or financial condition.

     On September 1, 1995, VTE settled a lawsuit for monthly payments over the next 33 months aggregating $2.5 million plus interest at 8%. VTE originally commenced this action to seek a declaratory judgment that no joint venture agreement or other relationships existed with the defendant relative to the development of any international voice messaging markets. Without admitting liability, VTE agreed to this settlement subsequent to a jury verdict against it for breach of contract in the amount of $5.3 million. Should VTE default on its obligation under the settlement agreement, it may be liable for the full amount of the jury verdict. The settlement also provides for the acceleration of payments if certain assets are sold during the settlement payment period. VTE's lenders agreed to waive any violation or event of default that may occur as a result of this settlement.

12.  INCOME TAXES

     The difference between the statutory federal income tax rate and the Company's effective income tax rate applied to income before income taxes and extraordinary loss was as follows for the years ended December 31, 1994, 1995 and 1996: (in thousands)

                                                         1994           1995             1996
                                                        ------         ------           ------
Income taxes at federal statutory rate                  (2,517)         1,689            1,552
State tax provision, net of federal benefit               (370)           248              222
Utilization of net operating loss                          (94)             0                0
Change in valuation allowance                                0           (693)           1,341
S-corporation earnings not subject to corporate
  level taxes                                            1,961         (1,420)          (1,462)
Non-taxable investment income                                0              0             (723)
Other                                                      247              0              178
Non-deductible expenses                                    217            220              252
                                                        ------         ------           ------
Income taxes at the Company's effective rate              (556)            44            1,360
                                                        ======         ======           ======

                                                         1994           1995             1996
                                                        ------         ------           ------
Current:
   Federal                                                (366)           414            3,226
   State                                                   128             76              587
   International                                             0             25               42
Deferred:
   Federal                                                 380            (54)          (3,283)
   State                                                    64             47             (553)
   International                                          (762)          (464)           1,341

     During the year ended December 31, 1996, the Company booked a valuation allowance related to its Voice-Tel subsidiary's investment in a foreign jurisdiction.

     During the year ended December 31, 1995, the Company reduced its valuation reserve to zero based upon management's conclusion that it is more likely than not that future taxable income will be sufficient to realize all net operating loss carryforwards. At December 31, 1996, the remaining $5,959,202 of net operating loss carryforwards relate primarily to nonqualified stock compensation expense for tax purposes in excess of stock compensation for book purposes, the benefit of which was credited directly to additional paid-in capital in accordance with APB No. 25 and SFAS No. 109.

                 PREMIERE TECHNOLOGIES, INC., AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

     The sources of differences between the financial accounting and tax bases of assets and liabilities which give rise to the deferred tax assets and liabilities are as follows at December 31, 1995 and 1996: (in thousands)

                                                   1995               1996
                                                  -------            -------
Deferred tax asset:
   Net operating loss                             $ 2,209            $ 5,959
   In-process research and development                  0              4,218
   Unearned revenue                                   135                174
   Accounts receivable                               (319)              (368)
   Accounts receivable reserve                         42                238
   Accrued expenses                                 1,223              1,250
   Voice-Tel Pty. Ltd. deferred tax asset               0              1,723
   Other assets                                     1,899                496
   Other liabilities                                 (101)                 0
                                                  -------            -------
                                                    5,088             13,690

Deferred tax liability:
   Depreciation and amortization                   (1,464)            (2,304)
   Other                                               (8)              (167)
                                                  -------            -------
                                                    3,616             11,219
Valuation allowance                                     0             (1,723)
                                                  -------            -------
Net deferred tax asset                            $ 3,616            $ 9,496
                                                  =======            =======

     Many of the Franchisees included herein that were acquired in conjunction with the pooling-of-interests transactions discussed in Notes 1 and 3 were either S-corporations or partnerships. Accordingly, in accordance with SFAS No. 109 and APB No. 16, no tax provision relating to these entities has been included in the accompanying financial statements as these Franchisees would not have recorded a provision had they been stand-alone entities.

     The Company and its subsidiaries file a consolidated income tax return. The Company has not paid income taxes for any of the years presented in the accompanying financial statements. At December 31, 1996, the Company had net operating loss carryforwards of approximately $15,280,004 expiring $439,587 in 2008, $955,846 in 2009 and $4,268,270 in 2010 and $9,616,301 in 2011.


13.  SUBSEQUENT EVENTS

     On February 11, 1997, the Company entered into a long-term, non exclusive license agreement with AudioFAX settling the litigation. The one-time charge was adequate to cover the actual costs of litigation, and the cost of the license agreement is not expected to have a material effect on the Company's earnings. See Note 11 - Commitments and Contingencies.

     On June 12, 1997, the Company announced the completion of the acquisitions of VTE, VTNLP, VTN, and the Franchisees. The Company issued approximately 7.4 million shares of its common stock, paid approximately $16.2 million in cash and assumed approximately $21.3 million in indebtedness, net of cash acquired.

     Most of the transactions were structured as tax-free mergers or share exchanges and were accounted for under the pooling-of-interests method of accounting. The Company purchased 15 of the Franchises and the limited partner interest in VTNLP for an aggregate of $13.9 million in cash and approximately 94,000 shares of its common stock. Accordingly, the purchase method of accounting will be used for the 15 Franchisees and the limited partner interest in VTNLP which did not qualify for pooling-of-interests treatment. The excess of the purchase price over the fair value of the net assets acquired for such entities will be recorded as an intangible asset as of the acquisition dates. Given that the Voice-Tel Acquisitions accounted for under the purchase method of accounting were acquired subsequent to December 31, 1996, no results of operations or pro forma results of operations are presented as required under paragraph 96 of APB Opinion No. 16.

     On June 30, 1997, the Company sold $150 million of 5-3/4% convertible subordinated notes due 2004 (the "Notes"). On July 30, 1997, the Company sold an additional $22.5 million of 5-3/4% convertible subordinated notes due 2004 (the "Option Notes", and together with the Notes, the "Convertible Notes") pursuant to the exercise of an overallotment option. The total offering price of the Notes was $150 million, with a discount to the underwriters of the Notes of 3.0%, and the total offering price of the Option Notes was $22.5 million with a discount to the underwriters of the Option Notes of 3.0%. The Notes and the Option Notes, unless previously redeemed or repurchased, are convertible at the option of the holder at any time through the close of business on the final maturity date into shares of common stock at a conversion price of $33.00 per share, subject to adjustment in certain events.

     In connection with the Voice-Tel Acquisitions, the Company recorded restructuring and other special charges of $45.4 million during the quarter ended June 30, 1997 as follows: (in thousands)

Transaction costs                                      $16,599
Severance and related costs                              9,514
Assets impairments                                       8,601
Other exit costs                                        10,709
                                                       -------
                                                       $45,423
                                                       =======

     Transaction costs are comprised of professional fees and other costs directly associated with the Voice-Tel Acquisitions. Such costs were expensed as required by the pooling-of-interests method of accounting. Charges for severance, asset impairments and other exit costs result from management's plan to restructure the operations of the Voice-Tel Acquisitions (as defined below) under a consolidated business group model and discontinue franchise operations. This initiative involves substantial reduction in the administrative workforce, abandoning duplicate facilities and assets and other costs necessary to discontinue redundant business activities performed in each of the former franchise businesses. Cash expenditures of $12,807,654 have been incurred through June 30, 1997. Such expenditures consisted of $1,200,637 of severance and related costs associated with the termination of 115 employees and $11,607,017 of transaction and other exit costs.